Exhibit 99.1

bebe stores, inc.

Announces Fourth Quarter and Fiscal Year 2013 Financial Results

Fourth quarter comparable store sales decreased 7.1%

Fourth quarter net loss per share of $0.26

Non-GAAP1 adjusted fourth quarter net loss per share of $0.14

BRISBANE, CALIF. – August 29, 2013 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter and fiscal year ended July 6, 2013.

For the fourth quarter of fiscal 2013:

Net sales were $119.2 million, a decrease of 9.4% from $131.5 million reported for the fourth quarter a year ago. As previously reported, comparable store sales for the quarter ended July 6, 2013, decreased 7.1% compared to a decrease of 2.5% in the comparable period of the prior year.

Gross margin as a percentage of net sales decreased to 30.6% compared to 40.2% in the fourth quarter of fiscal 2012. The decrease in gross margin was primarily due to the increase in markdowns coupled with unfavorable occupancy leverage. Gross profit included $1.9 million in reserves for inventory and fabric under the legacy strategy. Excluding the additional reserves, gross margin for the fourth quarter was 32.2%.

SG&A expenses were $57.8 million, or 48.5% of net sales, compared to $47.5 million, or 36.1% of net sales, for the same period in the prior year. The increase in SG&A expenses was primarily attributable to current quarter store impairment and closure charges of $5.5 million, costs related to executive transitions of $2.6 million, settlement related expenses of $1.4 million, and rebranding agency costs of $0.7 million. The comparable period of the prior year included $1.7 million of incentive compensation and $0.3 million in store impairment and closure costs.

Net loss for the fourth quarter of fiscal 2013 was $20.8 million, or $0.26 per share, on 79.0 million shares outstanding compared to net income of $3.0 million, or $0.04 per share, on 84.4 million diluted shares outstanding for the same period of the prior year. Excluding the aforementioned $10.1 million in transitional and/or incremental SG&A costs, net loss for the fourth quarter of fiscal 2013 was $10.7 million or $0.14 per share, compared to the previously provided guidance of low to mid-teens. Note that such loss reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus our effective tax rate approximates 0%.

During the quarter ended July 6, 2013, the Company closed three bebe stores and one 2b bebe store.

Steve Birkhold, Chief Executive Officer, commented, “Fiscal 2013 was a transformational year for the Company, marked by changes in leadership, strategic direction and brand positioning. During this period, we took necessary action to move through legacy merchandise which led to significant sales and gross margin pressure in the second half of the year. While we continue to clear through legacy merchandise in the first fiscal quarter of 2014 in order to ensure a clean inventory position as we enter the fall/holiday selling season, we also began to introduce product that reflects our new merchandising

[1]

This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

strategy and we were highly encouraged by the strong response. In addition, we have recently launched our new marketing campaign and completed our website redesign, which garnered favorable reactions from our customers. Looking ahead, we will continue to execute our transitional focuses in branding and product as we move toward a recovery and future long-term sustainable growth.”

Full year fiscal 2013 results:

Net sales for the fiscal year ended July 6, 2013, including the extra retail week in January, were $484.7 million, a decrease of 8.7% from $530.8 million for the fiscal year ended June 30, 2012. Comparable store sales for the fiscal year ended July 6, 2013, decreased 8.8% compared to an increase of 5.3% in the prior year.

Net loss for the fiscal year ended July 6, 2013, was $77.4 million compared to net income of $11.7 million in the prior year. Loss per share for the fiscal year ended July 6, 2013, was $0.95 per share on 81.8 million shares outstanding, compared to net earnings per share of $0.14 per share on 84.4 million diluted shares outstanding in the prior year. Excluding the provision for income taxes to establish the deferred tax asset valuation allowance of $27.0 million and the full year impact of the aforementioned transitional and/or incremental SG&A costs of $18.9 million, net loss for fiscal 2013 was $31.6 million or $0.39 per share (see reconciliation below of GAAP to non-GAAP financial measures).

Balance sheet summary:

Cash and investments at July 6, 2013, were $180 million.

As of July 6, 2013, average finished goods inventory per square foot increased approximately 3.1% compared to the prior year.

Capital expenditures for the fiscal year were approximately $21 million, and depreciation expense was approximately $22 million.

In November 2012, the board of directors authorized a program to repurchase up to $30 million of the Company’s common stock. As of August 29, 2013, the Company repurchased approximately 5.5 million shares at a weighted average price per share of $3.88 for an aggregate purchase price of approximately $21 million.

First quarter fiscal 2014 guidance:

For the first quarter of fiscal 2014, the Company expects comparable store sales to be in the negative low to mid-single digit range. Gross margin is expected to be lower due to higher markdowns on legacy inventory and deleverage of certain fixed costs. SG&A investment in marketing and branding will be front loaded in the first half of fiscal 2014, which will also negatively impact the results for the first fiscal quarter. The net loss per share therefore is expected to be in the range of low to mid-teens per share. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets as discussed above and thus a close to 0% effective tax rate.

Finished goods inventory per square foot as of the end of fiscal first quarter 2014 is anticipated to be flat.

Total capital expenditures for the year are anticipated to be approximately $27 million, for new stores, remodels, store expansions, information technology systems and office improvements.

For the fiscal year 2014, the Company plans to open one bebe store, one 2b bebe store, and to close up to ten bebe stores and five 2b bebe stores, which will result in approximately a 5% decrease in total store square footage from the end of fiscal year 2013. In addition, our international licensees are anticipated to add up to 20 points-of-distribution for the fiscal year.

Conference call information:

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss fourth quarter and fiscal year results. The call will be hosted by Steve Birkhold, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer. Interested parties are invited to listen to the conference by calling 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 38278164. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

SEC Regulation G – Non-GAAP Information

This press release includes non-GAAP adjusted net income and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures both in the text above and the table that refers to such in this release. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2013 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2012 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, Inc.:

bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 236 stores, of which 185 are bebe stores, including the on-line store bebe.com, and 51 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 25 countries.

Contact:

bebe Stores, Inc.

Liyuan Woo, Chief Financial Officer

415-715-3900

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	July 6	June 30
	2013	2012
Assets
Cash and equivalents	$86,965	$104,982
Available for sale securities	38,945	76,428
Inventories, net	33,862	33,292
Total current assets	179,813	245,636
Available for sale securities	54,181	60,002
Property and equipment, net	104,720	114,707
Total assets	344,263	450,420
Liabilities and Shareholders’ Equity
Total current liabilities	$47,856	$48,188
Total liabilities	84,763	88,300
Total shareholders’ equity	259,500	362,120
Total liabilities and shareholders’ equity	344,263	450,420

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended (number of weeks)				For the Fiscal Year Ended (number of weeks)
	July 6,		June 30,		July 6,		June 30,
	2013 (13)%		2012 (13)%		2013 (53)%		2012 (52)%
Net sales	$119,154	100.0%	$131,537	100.0%	$484,686	100.0%	$530,831	100.0%
Cost of sales, including production and occupancy	82,639	69.4	78,685	59.8	326,390	67.3	319,758	60.2

Gross margin	36,515	30.6	52,852	40.2	158,296	32.7	211,073	39.8
Selling, general and administrative expenses	57,764	48.5	47,501	36.1	209,543	43.2	191,666	36.1

Operating income (loss)	(21,249)	(17.8)	5,351	4.1	(51,247)	(10.6)	19,407	3.7
Interest and other income, net	112	0.1	289	0.2	815	0.2	931	0.2

Income (loss) before income taxes	(21,137)	(17.7)	5,640	4.3	(50,432)	(10.4)	20,338	3.9
Income tax provision	(387)	(0.3)	2,620	2.0	26,988	5.6	8,617	1.6

Net income (loss)	$(20,750)	(17.4)%	$3,020	2.3%	$(77,420)	(16.0)%	$11,721	2.3%

Basic earnings (loss) per share amounts:
Income (loss)	$(0.26)		$0.04		$(0.95)		$0.14
Diluted earnings (loss) per share amounts:
Income (loss)	$(0.26)		$0.04		$(0.95)		$0.14
Basic weighted average shares outstanding	78,982		84,346		81,847		84,235
Diluted weighted average shares outstanding	78,982		84,449		81,847		84,402
Number of stores open at beginning of period	245		251		252		252
Number of stores opened during period	1		3		10		13
Number of stores closed during period	4		2		20		13
Number of stores open at end of period	242		252		242		252
Number of stores expanded/relocated during period	1		4		7		5
Total square footage at end of period (000’s)	970		1,008		970		1,008

bebe stores, inc.

NON-GAAP FINANCIAL MEASURES

(Amounts in millions except per share data)

Included within this press release are references to non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating (loss) income, net (loss) income and net (loss) income per diluted share excluding the effect of certain charges. These financial measures are not in compliance with U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with its GAAP financial statements. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s core operating performance, as well as assists with the comparison of past financial performance to the Company’s future financial results. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company’s business and operations and are not viewed as being superior to GAAP financial measures. For further information, see “Company Statement on Disclosure of Non-GAAP Financial Measures” within the Investor Relations section of the Company’s corporate web site, www.bebe.com.

The following is a reconciliation of the applicable GAAP financial measures to the non-GAAP financial measures (in millions, except for net (loss) income per diluted share):

	For the Quarter Ended July 6, 2013			For the Quarter Ended June 30, 2012
	Operating	Net	Net Loss	Operating	Net	Net Income
	Loss	Loss	Per Share	Income	Income	Per Share
GAAP financial measure	$(21.2)	$(20.8)	$(0.26)	$5.4	$3.0	$0.04
Charges, net of income tax where applicable
Store impairment and closure related costs	5.5	5.5	0.07	0.3	0.2	0.00
Costs related to executive transitions	2.6	2.6	0.03
Settlement related expense	1.4	1.4	0.02	0.4	0.2	0.00
Rebranding agency costs	0.7	0.7	0.01

	$10.1	$10.1	$0.13	$0.7	$0.4	$0.0

Non-GAAP financial measure	$(11.1)	$(10.7)	$(0.14)	$6.1	$3.4	$0.04

Non-GAAP financial measure assuming 40% tax rate	$(11.1)	$(6.7)	$(0.08)	$6.1	$3.4	$0.04

	For the Year Ended July 6, 2013			For the Year Ended June 30, 2012
	Operating	Net	Net Loss	Operating	Net	Net Income
	Loss	Loss	Per Share	Income	Income	Per Share
GAAP financial measure	$(51.2)	$(77.4)	$(0.95)	$19.4	$11.7	$0.14
Charges, net of income tax where applicable
Store impairment and closure related costs	9.3	9.3	0.11	0.2	0.1	0.00
Costs related to executives transitions	4.9	4.9	0.06
Settlement related expense	3.3	3.3	0.04	0.3	0.2	0.00
Rebranding agency costs	1.4	1.4	0.02
Establishment of valuation allowance against net deferred income tax assets		27.0	0.33

	$18.9	$45.9	$0.6	$0.5	$0.3	$0.0

Non-GAAP financial measure	$(32.4)	$(31.6)	$(0.39)	$19.9	$12.0	$0.14

Non-GAAP financial measure assuming 40% tax rate	$(32.4)	$(19.4)	$(0.25)	$19.9	$12.0	$0.14